EXHIBIT 10.61

SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT AND RELEASE (this “Agreement”) is dated as of November 30, 2005, between Polar Molecular Holding Corporation, a Delaware corporation (“Polar”), and Holme Roberts & Owen LLP, a Colorado limited liability partnership. Holme Roberts & Owen LLP, its predecessors, current and former partners, members, and employees shall be referred to herein as “HRO.”  Polar and HRO shall be collectively referred to herein as the “parties” and individually as a “party.”

Recitals

A.                                   HRO represented Polar in various matters, including, but not limited to, general corporate, securities and business matters and its merger with Murdock Communications Corp. (collectively, the “Matters”).  Polar engaged new legal counsel and HRO ceased representing Polar in March 2004.

B.                                     Polar owes HRO with respect to services previously performed by HRO.

C.                                     To settle the amount owed to HRO, Polar executed with HRO a Settlement Agreement dated as of May 7, 2004 (the “Initial Settlement Agreement”), pursuant to which Polar agreed to pay amounts owed to HRO on an agreed schedule.  No payments have been made under the Initial Settlement Agreement, and pursuant to the Initial Settlement Agreement Polar is indebted to HRO in the amount of $543,000, which amount is currently due and payable.

D.                                    Polar’s obligations to HRO are secured by a second priority security interest over all of Polar’s assets (the “Lien”), pursuant to the Security Agreement dated as of January 30, 2002, as amended.

E.                                      The parties have now agreed that Polar will pay to HRO the sum of $108,600 in one lump sum and issue a warrant to purchase common stock of Polar to resolve this outstanding indebtedness and in full settlement of any and all claims they may have against the other, and the parties will provide mutual releases on the terms specified below.

Agreement

1.                                       Payment to HRO.  No later than the Payment Date (as defined below), Polar will (a) pay to HRO $108,600 in cash, and (b) issue to HRO a warrant (the “Warrant”) to purchase at the price of $0.10 per share (the “Warrant Price”) a total of 2,710,000 shares of Polar common stock (which is $271,000 divided by the Warrant Price).  The Warrant shall be exerciseable at any time from the date of its issuance through the five year anniversary of such issuance date, shall provide that the exercise price may be payable in cash or by a cashless exercise (surrender of warrants with an aggregate value (which shall be calculated by multiplying (x) the number of warrants surrendered for cancellation by (y) the per share market price of the Polar common stock on the date of surrender less the Warrant Price) equal to the aggregate Warrant Price for the number of shares being acquired) and other customary terms that are acceptable to HRO and Polar.  The “Payment Date” shall be the date that Polar has earned net profits and raised capital cumulative from the date hereof equal to (x) an amount sufficient to retire Polar’s current obligation to Affiliated Investments, L.L.C., in full, plus (y) $300,000.

2.                                       Release of Lien.  Upon receipt of the cash payment and Warrant pursuant to paragraph 1, HRO will release the Lien and will deliver to Polar a “UCC-3 Termination of Financing Statement.”

3.                                       Registration Rights.  Polar shall use its best efforts to include in any registration statement that it may subsequently file the shares of Polar common stock issuable upon exercise of the Warrant.

4.                                       Mutual Release.  For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Polar for itself and each of its officers, directors, members, agents, successors and assigns, on the one hand, and HRO, on behalf of itself and each of its agents, successors and assigns, on the other hand, hereby release, acquit and forever discharge each other, and any and all of their past and present employees, officers, directors, shareholders, members, partners, joint venturers, independent contractors, attorneys, insurers, agents, heirs, successors, assigns, and representatives of and from any and all actions, causes of action, obligations, claims, debts, demands, liabilities, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, based on any act or omission, whether known or unknown and whether accrued or unaccrued, from the beginning of time to the date of this Agreement, including without limitation, all claims arising out of, or related to, or in connection with the Matters, other than Polar’s obligations to HRO under the terms of this Agreement.

5.                                       Independent Representation, Investigation and Determination.  HRO advises Polar that independent representation by counsel is appropriate in connection with this Agreement.  Polar and HRO represent and warrant to each other that they have had the opportunity to obtain the advice of independent counsel in entering into this Agreement.  Polar and HRO further represent and warrant to each other that they have each made their own independent investigation and determination with respect to the settlement of Polar’s obligations and that they are not relying on any statement or information provided by any other party in entering into this Agreement.

6.                                       No Admission of Liability.  By agreeing to the terms of this Agreement, neither HRO nor Polar admits to liability on any of the claims or allegations raised or that could be raised in connection with this dispute.  The parties are entering into this Agreement as a compromise solely for the purpose of resolving Polar’s outstanding obligations to HRO.

7.                                       Termination of Representation.  The parties confirm and agree that HRO’s representation of Polar in connection with the Matters and any other matter has been concluded as of March 2004, and that HRO’s representation of Polar has been therefore ended.  Because the lawyer-client relationship between HRO and Polar has ended, HRO has had and will have no further obligation to advise Polar in connection with the Matters or any other matter or as to future legal developments that may have a bearing on the Matters.  Nothing in this Agreement shall constitute a waiver by Polar of its attorney-client privilege with HRO with respect to the period that HRO represented Polar.

8.                                       Miscellaneous.  This Agreement shall be interpreted, constructed and enforced in accordance with, and governed by, the laws of the State of Colorado.  This Agreement may be executed in multiple parts and/or by facsimiles transmitted electronically or by fax machine and, when consolidated, shall constitute one final agreement.

IN WITNESS WHEREOF the undersigned have signed this Agreement to be effective as of the date set forth above.

POLAR MOLECULAR HOLDING CORPORATION

By:	/s/ Mark Nelson
Mark Nelson, President

HOLME ROBERTS & OWEN LLP

By:	/s/ Garth Jensen
Garth Jensen, Partner